Exhibit 5.1

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[VENABLE LLP LOGO]   Two Hopkins Plaza, Suite 1800         Telephone 410-244-7400      www.venable.com
                     Baltimore, Maryland 21201-2978        Facsimile 410-244-7742
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                                                                   July 23, 2004


Capital Trust, Inc.
410 Park Avenue, 14th Floor
New York, New York 10022

           Re:  Capital Trust, Inc.
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Ladies and Gentlemen:

           We have served as Maryland counsel to Capital Trust, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the offering by the Company pursuant to a Prospectus Supplement, dated as of July 22, 2004 (the "Prospectus Supplement"), of up to 4,025,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Common Stock"), of the Company, covered by the Registration Statements on Form S-3 (Nos. 333-111261 and 333-106970), and all amendments thereto (collectively, the "Registration Statements"), as filed with the United States Securities and Exchange Commission (the "Commission") by the Company under the Securities Act of 1933, as amended (the "1933 Act"). Up to 1,888,289 Shares (the "Offering Shares") will be issued pursuant to an underwritten public offering and up to 2,136,711 Shares (the "Conversion Shares") will be issued upon conversion of variable step up convertible trust preferred securities (the "Trust Securities") issued by CT Convertible Trust I.

           In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

           1. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

           2. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

           3. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;


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July 23, 2004
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           4. Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof, relating to the issuance of the Shares (the "Resolutions"), certified as of the date hereof by an officer of the Company;

           5. A certificate executed by an officer of the Company, dated as of the date hereof;

           6. The Registration Statements and the related form of prospectuses included therein in the form in which each was transmitted to the Commission under the 1933 Act;

           7. The Prospectus Supplement; and

           8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

           In expressing the opinion set forth below, we have assumed the following:

           1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

           2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

           3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

           4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.


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           5. None of the Shares will be issued, sold or transferred in violation of the restrictions on ownership and transfer contained in Article VII of the Charter and, upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. All Trust Securities were duly authorized, validly issued and will be converted upon the terms thereof.

           Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

           1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

           2. The Offering Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Charter and the Resolutions, will be validly issued, fully paid and non-assessable.

           3. The Conversion Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Charter, the Resolutions and in accordance with the terms of the Trust Securities, will be validly issued, fully paid and non-assessable.

           The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

           We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

           This opinion is being furnished to you for your submission to the Commission as an exhibit to the report filed on Form 8-K (the "8-K"), to be filed by the Company with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the caption "Legal


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Matters" in the Prospectus Supplement related to the Shares, which supplements the prospectuses included in the Registration Statements. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                Very truly yours,


                                 /S/ Venable LLP